EXHIBIT 99.1

SUMR Brands Reports Fourth Quarter Results

Begins Fiscal 2019 Better Positioned for Growth and Improved Operating Performance

WOONSOCKET, R.I., Feb. 20, 2019 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fourth quarter and twelve months ended December 29, 2018.

Recent Highlights

  Revenue of $40.0 million for the fourth quarter and $173.6 million for the fiscal year, reflecting lost sales due to the liquidation of Toys “R” Us of $7.2 million and $22.9 million, respectively, compared to fiscal 2017 and lower revenue due to the tariff impact in the fourth quarter
  Gross margin of 31.3% in the fourth quarter and 31.8% for the year, versus 29.8% and 31.7%, respectively, in the prior-year equivalent periods
  Appointment of Paul Francese as CFO
  New branding strategy and product launches underway for 2019

“We’re pleased to put fiscal 2018 behind us and, with the Company’s many recent changes, feel optimistic about the outlook for 2019 and beyond,” said Mark Messner, President and CEO. “Last year we faced a variety of challenges including, most notably, the Toys ‘R’ Us liquidation and implementation of tariffs on goods coming from China. While revenue was down year-over-year primarily due to such issues, we maintained strong margins, streamlined our staff, refinanced the Company’s debt, and reduced costs at our U.S. operations. We also brought on a seasoned CFO in Paul Francese and made changes at the corporate level to better reflect our Company, its values, and strategic vision. With three strong brands – Summer, SwaddleMe, and Born Free – and the planned introduction of exciting new products, SUMR Brands is poised for growth. While the potential for a prolonged trade war with China remains top of mind, we’re better positioned to weather this storm and expect to see revenue acceleration due to careful brand management, retail price integrity, and underlying demand for the innovative products we bring to market. I look forward to the launch of Born Free in the coming months and our ongoing transformation during 2019.”

Fourth Quarter Results

Net sales for the three months ended December 29, 2018 were $40.0 million compared with $46.8 million for the three months ended December 30, 2017. While the Company posted year-over-year revenue growth across many of its core product categories, this was more than offset by the impact from the bankruptcy and liquidation of Toys “R” Us, which negatively affected sales by $7.2 million compared to the prior-year period. In addition, the fourth quarter of 2018 was negatively impacted by a 10% tariff on goods imported into the United States from China enacted in September of last year. Such tariffs caused market disruption across certain customers, delaying purchasing decisions.

Gross profit for the fourth quarter of 2018 was $12.5 million versus $14.0 million in 2017, while gross margin was 31.3% in 2018 versus 29.8% last year. The 2017 fourth quarter included $0.2 million in losses on the sale of inventory below cost related to the Toys “R” Us bankruptcy, and that quarter was also impacted by price reductions for certain monitor products at the end of their life cycle.

Selling expense was $3.0 million in the fourth quarter of both 2018 and 2017, and selling expense as a percent of net sales was 7.5% in the fourth quarter of 2018 versus 6.4% the prior year, reflecting increased cooperative advertisement and freight as a percent of sales.

General and administrative expenses (G&A) were $9.3 million in the fourth quarter of 2018 versus $8.8 million last year. The fourth quarter of 2018 included $0.4 million of severance as well as an additional $0.4 million of aggregate one-time expense tied to (a) the advance purchase of $4.0 million of inventory (to avoid higher Chinese tariffs contemplated in 2019); and (b) a bad debt reserve due to a small retail customer bankruptcy. Conversely, the fourth quarter of 2017 included the reversal of a $0.6 million bad debt charge originally taken in the third quarter of that year related to the Toys “R” Us bankruptcy. G&A as a percent of sales was 23.2% in the 2018 fourth quarter versus 18.8% in 2017.

Interest expense was $1.1 million in the fourth quarter of 2018 versus $0.8 million last year, with the year-over-year increase primarily due to the Company’s refinancing of its bank agreements and higher interest rates.

The Company reported a net loss of $2.0 million, or $(0.10) per share, in the fourth quarter of 2018 compared with a net loss of $1.7 million, or $(0.09) per share, in the prior-year period. The fourth quarter of 2018 included an incremental $0.9 million non-cash tax charge as a result of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017. The Tax Act allows for interest expense to be deductible for tax purposes up to 30% of taxable EBITDA. SUMR Brands therefore recorded an interest-related charge of $0.9 million and an offsetting full valuation allowance on its deferred tax asset as a result of the Tax Act.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the fourth quarter of 2018 was $0.8 million versus $1.8 million for the fourth quarter of 2017, and Adjusted EBITDA as a percent of net sales was 2.1% in the fourth quarter of 2018 versus 3.8% last year. Adjusted EBITDA in 2018 included $0.5 million in bank permitted add-back charges compared with $0.5 million of deducted credits during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of December 29, 2018, Summer Infant had approximately $0.7 million of cash and $47.9 million of bank debt compared with $0.7 million of cash and $48.1 million of bank debt as of December 30, 2017. The Company generated $5.5 million in cash from operations during the twelve months ended December 29, 2018 compared to $1.2 million in the prior-year period.

Inventory as of December 29, 2018 was $36.1 million compared with $34.0 million as of December 30, 2017, with a portion of the year-over-year increase due to $4.0 million of purchases made ahead of potentially higher tariffs beginning in 2019. Trade receivables at the end of the year were $31.2 million compared with $36.6 million at the end of fiscal 2017. Accounts payable and accrued expenses were $37.1 million as of December 29, 2018 compared with $34.5 million at the beginning of the fiscal year.

Annual Meeting

Summer Infant will host its Annual Stockholders’ Meeting on May 10, 2019. See the Company’s proxy filing for additional information, when available.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, February 21, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income/loss and adjusted earnings/loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude unamortized financing write off, a nonrecurring tax charge and other items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to future growth, demand for the Company’s products, revenue acceleration and the impact of brand management and retail price integrity actions on future performance. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of recently imposed tariffs or new tariffs on the cost and pricing of the Company’s products; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net sales	$40,048	$46,816	$173,619	$189,869
Cost of goods sold	27,526	32,858	118,500	129,674
Gross profit	$12,522	$13,958	$55,119	$60,195
General and administrative expenses(1)	9,293	8,818	38,880	38,878
Selling expense	3,003	2,981	12,430	14,229
Depreciation and amortization	1,095	1,077	4,182	4,197
Operating (loss)/income	$(869)	$1,082	$(373)	$2,891
Interest expense	1,142	762	4,442	2,968
(Loss)/income before taxes	$(2,011)	$320	$(4,815)	$(77)
Income tax (benefit)/provision	(51)	2,037	(564)	2,172
Net loss	$(1,960)	$(1,717)	$(4,251)	$(2,249)
Loss per diluted share	$(0.10)	$(0.09)	$(0.23)	$(0.12)

Shares used in fully diluted EPS	18,807,033	18,621,977	18,744,424	18,573,398

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Reconciliation of Adjusted EBITDA
Net loss (GAAP)	$(1,960)	$(1,717)	$(4,251)	$(2,249)
Plus: interest expense	1,142	762	4,442	2,968
Plus: (benefit)/provision for income taxes	(51)	2,037	(564)	2,172
Plus: depreciation and amortization	1,095	1,077	4,182	4,197
Plus: non-cash stock based compensation expense	90	119	523	494
Plus: permitted add-backs (a)	530	(482)	3,209	2,695
Adjusted EBITDA (Non-GAAP)(b)	$846	$1,796	$7,541	$10,277

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(1,960)	$(1,717)	$(4,251)	$(2,249)
Plus: permitted add-backs(a)	530	(482)	3,209	2,695
Plus: unamortized financing fee write off(c)	-	-	518	-
Plus: nonrecurring tax charge(d)	933	1,731	933	1,731
Tax impact of items impacting comparability(e)	(149)	169	(1,044)	(943)
Adjusted Net (loss)/income (Non-GAAP)	$(646)	$(299)	$(635)	$1,234
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.03)	$(0.02)	$(0.03)	$0.07

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended December 29, 2018 include severance related costs $422 ($118 tax impact) and board fees $108 ($31 tax impact). Permitted add-backs for the three months ended December 30, 2017 include board fees $100 ($35 tax impact) and special projects $18 ($6 tax impact) less a credit to bad debt ($600) ($210 tax impact). Permitted add-backs for the twelve months ended December 29, 2018 include bad debt allowance $1,780 ($499 tax impact), severance related costs $863 ($242 tax impact), board fees $400 ($112 impact), and special projects $166 ($46 tax impact). Permitted add-backs for the twelve months ended December 30, 2017 include bad debt allowance $1,520 ($532 tax impact), severance related costs $578 ($202 tax impact), board fees $378 ($133 tax impact), restructuring fees $238 ($83 tax impact), less a credit to special projects, primarily litigation fees ($19) ($7 tax impact).

(b) As defined by our credit facilities.

(c) Write off of unamortized financing costs and termination fees associated with the Company's old credit facility, reflecting a $518 ($145 tax impact) charge for the twelve months ending December 29, 2018.

(d) In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly revised the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%, limiting deductibility of interest expense and performance based incentive compensation and implementing a territorial tax system. This resulted in the Company recording a one-time tax or “toll charge” of $843 on previously unremitted earnings of foreign subsidiaries, a one-time write down of $772 related to foreign tax credits and a one-time write down of the value of our deferred tax assets of $114 for the twelve months ended December 30, 2017. The Company incurred nondeductible interest for the twelve months ended December 29, 2018 and recorded a valuation allowance on the associated deferred tax asset of $933. These charges are expected to be noncash in nature.

(e) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	December 29, 2018	December 30, 2017

Cash and cash equivalents	$721	$681
Trade receivables, net	31,223	36,640
Inventory, net	36,066	34,035
Property and equipment, net	9,685	9,640
Intangible assets, net	13,300	14,046
Other assets	3,221	2,988
Total assets	$94,216	$98,030

Accounts payable	$28,120	$24,642
Accrued expenses	8,939	9,818
Current portion of long-term debt	875	3,250
Long term debt, less current portion (1)	44,641	43,772
Other long term liabilities	2,371	2,906
Total liabilities	84,946	84,388

Total stockholders’ equity	9,270	13,642
Total liabilities and stockholders’ equity	$94,216	$98,030

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,395 and $1,127 of unamortized financing fees in the periods ending December 29, 2018 and December 30, 2017, respectively.